EXHIBIT 99.1
Altra Holdings, Inc. Closes Public Offering
Quincy, MA – June 25, 2007
Altra Holdings, Inc. (NASDAQ: AIMC), parent company of Altra Industrial Motion, Inc., today announced the closing of its public offering of 12,650,000 shares of its common stock, par value $0.001 per share, which includes 1,625,000 shares sold as a result of the underwriters’ exercise of their overallotment option in full at closing. In the offering, Altra Holdings sold 3,178,494 shares and certain selling stockholders, including Genstar Captial, Altra Holdings’ largest stockholder, sold an aggregate of 9,471,506 shares.
Merrill Lynch & Co. acted as sole bookrunning manager and Robert W. Baird & Co., Jefferies & Company and KeyBanc Capital Markets, LLC acted as co-managers for the offering. The public offering was made by means of a prospectus. A copy of the final prospectus relating to the offering may be obtained from: Merrill Lynch Prospectus Department, Four World Financial Center, 250 Vesey Street, New York, NY 10080; Phone: (212) 449-1000.
This press release shall not constitute an offer to sell nor the solicitation of an offer to buy nor shall there be any sales of the shares in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.
Altra Holdings, through its wholly-owed subsidiary Altra Industrial Motion, Inc., is a global designer, producer and marketer of a wide range of mechanical power transmission and motion control products that are sold in a diverse group of industries, including energy, general industrial, material handling, mining, transportation and turf and garden.
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CONTACT INFORMATION:
David Wall
Chief Financial Officer
Altra Holdings, Inc.
14 Hayward Street
Quincy, Massachusetts 02171
Phone: (617) 689-6380
Email: david.wall@altramotion.com

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